Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made as of this 2nd day of June, 2021 (the “Effective Date”) between [REDACTED] (“Purchaser”), MDR GREENSBORO, LLC, a Delaware limited liability company (“MDR”), PMI GREENSBORO, LLC, a Delaware limited liability company (“PMI), and MDR GREENSBORO HI TRS, LLC, a North Carolina limited liability company (“TRS,” and collectively with MDR and PMI, “Seller”).

RECITALS

A.      Seller, as applicable, is the owner of a fee estate in the land and the improvements known as the Hampton Inn Greensboro Airport Hotel located at 7803 National Service Road, Greensboro, North Carolina 27409 consisting of 125 rooms and related amenities (the “Hotel”).

B.       Purchaser is desirous of purchasing the Hotel, including the land, premises, improvements, and personal property from Seller and Seller is desirous of selling the Hotel, including the land, improvements and personal property to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.

STATEMENT OF AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1      Definitions.

The following terms shall have the indicated meanings:

“Act of Bankruptcy” means any voluntary or involuntary filing with respect to the bankruptcy or insolvency laws of the United States or any state.

“Advance Bookings” shall mean reservations accepted by Seller prior to Closing for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing, in the ordinary course of business at customary rates.

“Affiliate” means (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any other person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term “person” means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise, subject to the rights of investors to approve certain major decisions.

“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.

“Assignment and Assumption Agreement” shall mean one or more assignment and assumption agreements, whereby Seller assigns and Purchaser assumes the Operating Agreements~~,~~ (including the Franchise Agreement, if the Franchise Agreement is to be assigned as set forth in Section 7.7, or excluding the Franchise Agreement, otherwise) but excluding Seller’s hotel management agreement, and whereby Seller indemnifies, defends and holds Purchaser harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to acts or omissions occurring under such Operating Agreements before the Closing Date; and (b) Purchaser indemnifies, defends and holds Seller harmless with respect to all defaults, liabilities, claims, costs and expenses (including, without limitation, reasonable attorney’s fees) relating to acts or omissions occurring under such Operating Agreements on and after the Closing Date.

“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

“Bill of Sale – Inventory” shall mean that certain bill of sale conveying title to the Inventory to Purchaser with warranty of title and free and clear of any lien or security interest, and otherwise in an “As is Where is” condition.

“Bill of Sale – Personal Property” shall mean one or more bills of sale conveying title to the Tangible Personal Property and the Intangible Personal Property from Seller to Purchaser, with warranty of title and free and clear of any lien or security interest, and otherwise in an “as is where is” condition.

“Broker” shall mean Marcus & Millichap.

“Closing” shall mean the Closing of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.

“Closing Date” shall mean the date that is thirty (30) days following the expiration of the Due Diligence Period as hereinafter defined. Purchaser shall have the right to extend the Closing Date for one (1) period of fifteen (15) days by delivering to Seller (on or before the then-current Closing Date) a written extension notice and simultaneously depositing with Escrow Agent the sum of Twenty-Five Thousand ($25,000) Dollars as an “Closing Extension Deposi~~t.~~”

“Closing Documents” shall mean the documents defined as such in Section 6.3 hereof.

“Deed” shall mean a special warranty deed, duly executed and acknowledged by Seller, granting and conveying to Purchaser fee simple title to the Real Property, free and clear of any liens, encumbrances, easements, restrictions or other matters affecting title to the Real Property except the Permitted Title Exceptions.

“Deposit” shall have the meaning set forth in Section 2.1 hereof.

“Due Diligence Period” shall mean the period during which the Purchaser may examine matters relating to the Property (as provided in Section 2.3 hereof), which period shall run for a period of thirty (30) days from the Effective Date at 5:00 p.m. Eastern Daylight Savings Time. Purchaser shall have the right to extend the Due Diligence Period for one (1) period of fifteen (15) days by delivering to Seller (prior to the expiration of the Due Diligence Period as then scheduled) a written extension notice. Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect for Eastern Standard Time or Eastern Daylight-Saving Time.

“Effective Date,” “date of this Agreement” or “date hereof” shall mean the first date Escrow Agent, Seller and Purchaser are in receipt of this Agreement executed by Seller and Purchaser.

“Environmental Damages” shall mean all third-party claims, judgments, damages, losses, penalties, fines, liabilities (including punitive damages), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, any of which arise as a result of the existence of Hazardous Materials upon, about or beneath the Property or migrating or threatening to migrate from the Property, or as a result of the existence of a violation of Environmental Requirements pertaining to the Property.

“Environmental Requirements” shall mean (i) all applicable statutes, regulations, rules, policies, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of all Governmental Authorities and (ii) all judicial, administrative and regulatory decrees, judgments and orders in each case of (i) and (ii) relating to the protection of human health or the environment from Hazardous Materials, including, without limitation: (a) all requirements thereof including, without limitation, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (b) all requirements pertaining to the protection of the health and safety of employees or the public from Hazardous Materials.

“Employment Agreements” shall mean all employment agreements between Seller or its managing agent and the persons employed with respect to the Property.

“Escrow Agent” shall mean Tryon Title Agency, LLC. 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia 23235, Telephone: (804) 720-4961, Attn: Steve Francis, Email: steve@tryontitle.com.

“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and regulations promulgated there under), in form and substance satisfactory to Purchaser.

“Franchise Agreement” shall mean that certain Franchise Agreement with an effective date of November 17, 2017 between MDR and PMI, collectively, as franchisee, and Franchisor, as franchisor.

“Franchisor” shall mean Hilton Franchise Holding LLC, a Delaware limited liability company.

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

“Guest Revenue” shall mean guest room revenue for the Hotel for the night before the Closing Date.

“Hazardous Materials” shall mean any chemical substance: (i) which is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant,” or “explosive,” “corrosive,” “flammable,” “infectious,” “radioactive,” or “mutagenic” material under any law, regulation, rule, order, or other authority of the federal, state or local governments, or any agency, department, commission, board, or instrumentality thereof, regarding the protection of human health or the environment from such chemical substances including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated there under: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, including, without limitation, asbestos and gasoline and other petroleum products (including crude oil or any fraction thereof); (ii) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; (iii) without limitation, which contains drinking biphenyls or asbestos or asbestos containing materials or urea formaldehyde foam insulation; or (iv) without limitation, radon gas.

“Hotel” shall mean the hotel and related improvements described above in Paragraph A of the Recitals of this Agreement.

“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Land and Improvements or Tangible Property, including, without limitation: (1) general intangibles, development rights, financial and operational records, guest lists, collateral marketing material, Warranties and Guarantees, plans and specifications pertaining to the Land and the Personal Property excluding (a) any unpaid award for taking by condemnation or any damage to the Land or Improvements (unless Purchaser elects to close following such taking or damage), (b) utility deposits and other deposits paid in connection with operation of the Hotel or Tangible Personal Property, (c) escrow accounts or deposits, (d) Seller's cash in bank accounts and invested with financial or other institutions, (e) accounts receivable or accounts payable, intellectual property.

“Land” shall mean that certain parcel of real estate lying and being in the County of Guilford, State of North Carolina as more particularly described on Exhibit “A” attached hereto, together with Seller’s interest, if any, in and to all easements, rights, privileges, remainders, and reversions thereunto and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in the streets and ways adjacent thereto and in the beds thereof, subject to the Permitted Title Exceptions.

“Inventory” shall mean all inventories described in Section 6.8 hereof.

“New Title Encumbrances” shall have the meaning given to this term in Section 2.4(e) hereof.

“Operating Agreements” shall mean all service, vendors, supply, and maintenance contracts, if any, in effect with respect to the Property and all other contracts (other than the Employment Agreements) that affect the Property or are otherwise related to the ownership, operation, or maintenance of the Property, which, at the option of Purchaser, shall be assumed by Purchaser at Closing, at Purchaser’s expense, all of which are set forth in Exhibit “B” hereto; provided, however, that Purchaser must provide written notice to Seller on or prior to the expiration of the Due Diligence Period of any agreements that Purchaser elects not to assume at Closing.

“Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires occupy space or have a right to use space (e.g., antennae locations) upon the Land, which, at the option of Purchaser, shall be assumed by Purchaser at Closing, all of which are set forth in Exhibit “C” hereto.

“Owner's Title Policy” shall mean an ALTA owner's policy of title insurance issued to Purchaser at Purchaser’s expense by the Title Company, pursuant to which the Title Company insures Purchaser's fee estate in and to the Real Property.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to Purchaser as determined pursuant to Section 2.4 hereof.

“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

“Personal Property Leases” shall mean all leases affecting the tangible personal property or the intangible personal property, which, at Purchaser’s option, shall be assumed by Purchaser at Closing, all of which are set forth in Exhibit “D” hereto. All other leases affecting the Tangible Personal Property or the Intangible Personal Property shall be terminated by Seller, at Seller’s sole cost and expense, prior to Closing.

“PIP” shall mean a property improvement plan for the Hotel, as required by the Franchisor, if any.

“Purchaser’s Title Objections” shall mean the objection defined as such in Section 2.4(a) hereof.

“Property” shall mean collectively the Real Property and the Personal Property.

“Purchase Price” shall mean Twelve Million Nine Hundred Thousand Dollars ($12,900,000.00), payable in the manner described in Section 2.2 hereof plus or minus closing adjustments.

“Purchaser’s Attorney” shall mean Jay Philp of Otten, Johnson, Robinson, Neff & Ragonetti, PC, 950 17th Street, Suite 1600, Denver, Colorado, 80202; 303-575-7559; jphilp@ottenjohnson.com.

“Real Property” shall mean the Land and the Improvements.

“Seller's Knowledge” shall have the meaning given to this term in Article III hereof.

“Seller’s Liens” shall have the meaning given to the term in Section 2.4(c).

“Tangible Personal Property” shall mean the items of tangible personal property consisting of all vehicles (it being understood that Purchaser will assume any existing financing in connection therewith) furniture, fixtures, equipment, machinery, Inventory, and other personal property of every kind and nature located on and used in the operation of the Hotel and owned by Seller. The Tangible Personal Property shall not include cash, deposits, items of sports memorabilia owned by partners of Seller, escrows, investments, certificates, coupons or negotiable instruments of any kind or accounts receivable, any unpaid award for taking by condemnation or any damage to the Land or Improvements (unless Purchaser elects to close following such taking or damage), utility deposits and other deposits paid in connection with operation of the Hotel or Tangible Personal Property, escrow accounts or deposits, Seller's cash in bank accounts and invested with financial or other institutions, accounts receivable or accounts payable, intellectual property, or any leased personal property.

“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(a) hereof.

“Title Company” shall mean Tryon Title Agency, LLC. 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia 23235, Telephone: (804) 720-4961, Attn: Steve Francis, Email: steve@tryontitle.com.

“Title Exception Documents” shall have the meaning given to this term in Section 2.4(a) hereof.

“TRS Lease” shall mean that certain Lease Agreement, dated as of November 17, 2017, between Seller and MDR Greensboro HI TRS, LLC, a Delaware limited liability company.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary or appropriate for the operation and occupancy of the Property as a hotel.

“Warranties and Guaranties” shall mean all warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.

“Willful Breach” shall be a breach whereby Seller refuses to sell the Property or willfully damages the Property to prevent the sale of the same in violation of this Agreement.

ARTICLE II - EARNEST MONEY; PAYMENT OF PURCHASE PRICE

Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.1      Earnest Money.

Within one (1) business day following the Effective Date of this Agreement, Purchaser shall deposit with Escrow Agent the sum of One Hundred Thousand ($100,000.00) Dollars as a deposit under this Agreement (the “Initial Deposit”) and Escrow Agent shall confirm its receipt of the Initial Deposit by notice to Seller and Purchaser. Within one (1) business day following expiration of the Due Diligence Period if Purchaser has not terminated the Agreement by delivering a written notice to Seller electing not to proceed with the transaction as provided in Section 2.3, Purchaser shall deposit an additional Two Hundred Thousand ($200,000.00) Dollars (the “Additional Deposit,” and together with the Initial Deposit and the Closing Extension Deposit, if any, the “Deposit”). Following expiration of the Due Diligence Period, the Deposit shall be non-refundable to Purchaser except as otherwise expressly set forth herein. The Deposit together with all interest thereon shall be credited against the Purchase Price at Closing.

2.2      Payment of Purchase Price.

The Purchase Price shall be paid to Seller by Purchaser at Closing by wire transfer of immediately available federal funds to Escrow Agent in the amount of Twelve Million Nine Hundred Thousand Dollars ($12,900,000.00).

2.3      Due Diligence Period.

(a)      Subject to the terms and conditions set forth in Section 2.3 (c) below, during the Due Diligence Period, Purchaser and Purchaser's designated agents or representatives (collectively, “Purchaser’s Representatives”) shall have the right to enter upon the Real Property upon not less than 48 hours prior written notice to perform, at Purchaser's expense, such economic, engineering, surveying, topographical, marketing, zoning and other tests, studies and investigations as Purchaser may deem appropriate; provided, however, Purchaser may not conduct any invasive environmental studies of any kind on the Property. Purchaser shall use, and shall cause Purchaser’s Agents to use, commercially reasonable efforts to not cause any interruption to the Hotel operations or the guests thereof. Upon the execution of the Agreement, and to the to the extent in Seller’s possession, Seller shall provide, in a website to which Purchaser is given access, for review and inspection copies of the last PIP report issued to Seller, franchise documents, including but not limited to, any and all notices, applications, authorizations, consents, approvals and other documents that may be necessary for Purchaser to commence the Franchisor Approval process, all existing engineering reports, environmental reports, title policies, surveys, service contracts, construction related documentation, operating information including, without limitation, all non-privileged documentation relating to any pending construction, claims or litigation, detailed profit and loss statements for each of the past three full years and monthly for the last twelve full months (including occupied room counts for each period), current list of all employees indicating position, full/part time status, benefits eligibility, union membership status, and salary/hourly rate, list of property tax bills for the past three years and any bills or assessment notices received for 2021, a schedule of all Advanced Bookings, all Employment Agreements, schedules of all Personal Property and Inventory, all Occupancy Agreements, all Operating Agreements, Personal Property Leases and Warranties and Guarantees, as well as all licenses, permits and all other documents in relation to the Property and the employees employed at the Property, insurance loss runs with respect to the Hotel for the three-year period prior to the Effective Date, and any other materials reasonably requested by Purchaser, if any, either in Seller’s possession or prepared on Seller’s behalf (collectively, the “Due Diligence Material”). All of the Due Diligence Material is confidential to Seller and shall be held confidential by Purchaser~~.~~ in accordance with the terms of Section 7.5. Except as may be required by court order or applicable law, Purchaser shall not disclose or provide any Due Diligence Material to any third party other than Purchaser’s managers, members, employees, advisors such as attorneys, accountants, engineers, surveyors, contractors and consultants, and potential lenders, financiers, partners, investors, and such other third parties whose assistance is required in connection with the evaluation or consummation of this transaction, and where necessary for the Franchisor Approval process, who shall be advised of the confidential nature of the Due Diligence Material and who shall treat the Due Diligence Material as confidential. The foregoing confidentiality obligation will not apply to information in Purchaser’s possession prior to disclosure to Purchaser by or on behalf of Seller or information which is publicly available other than due to disclosure by Purchaser.

(b)      If Purchaser elects not to proceed with this transaction in its sole and absolute discretion, Purchaser shall notify Seller and Escrow Agent, in writing prior to the expiration of the Due Diligence Period, that Purchaser has elected to terminate this Agreement and thereupon the Deposit shall be repaid to Purchaser and this Agreement shall automatically terminate and Purchaser shall, at Purchaser’s expense, return all of the Due Diligence Materials to Seller. Seller and Purchaser shall be released from all liability or obligation hereunder except for those obligations which expressly survive a termination of this Agreement. If Purchaser does not so notify Seller and Escrow Agent of its determination to terminate this Agreement prior to the expiration of the Due Diligence Period, then this Agreement shall continue in full force and effect, and subject to Purchaser’s termination rights set forth herein, Purchaser shall have no further option to terminate this Agreement and all of the Deposit shall thereafter be non-refundable.

(c)      Seller agrees to allow Purchaser or Purchaser's agents or representatives reasonable access to the Real Property, upon not less than 48 hours’ prior written notice, during the Due Diligence Period for purposes of inspection of the Property. Purchaser’s inspections will be undertaken in such a manner to minimize any interference with the business of Seller. Purchaser shall not communicate with any of Seller’s or the Hotel’s employees without the consent of Seller, and Seller shall have the right to have a representative present at all such meetings, provided that Seller’s failure to cause its representative to be present will not preclude or delay the meeting. Seller will make the General Manager available to answer any questions Purchaser may have. Purchaser shall not conduct or allow any invasive testing of, on or under the Property without first providing Seller with notice as to the timing and scope of work to be performed and obtaining Seller’s prior written consent thereto. Seller’s consent to such testing shall not be unreasonably withheld, delayed or conditioned and Seller reserves the right to have a representative present, provided that Seller’s failure to cause its representative to be present will not preclude or delay the test. Purchaser agrees that, in making any inspections of, or conducting any testing of, on or under the Property, Purchaser or Purchaser's agents or contractors will carry not less than $1,000,000 comprehensive general liability insurance and, prior to any testing, will provide Seller with certificates or other written evidence of same, and which insurance shall name Seller as “additional insured and loss payee”; (ii) will exercise commercially reasonable efforts not to interfere with the activity of Hotel guests or any persons occupying or providing services at the Property; (iii) will not reveal to any third party not approved by Seller in advance, the results of its inspections or tests and other than to investors, partners, lenders, consultants, attorneys and others with a need to know in connection with the consummation of this transaction, other than as may be required by court order or applicable law; and (iv) will restore promptly to substantially the condition existing immediately prior to the inspection any physical damage caused by the inspection. Purchaser agrees to provide Seller with a copy of all inspection and test reports if Purchaser exercises its right to terminate the Agreement at no cost to Seller. Inspection and test reports shall include all written materials, test results, memorandum or summaries thereof. Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to indemnify, defend, and hold Seller harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys' fees and costs, arising out of a breach of the foregoing agreements by Purchaser in connection with the inspection and testing of the Property, or otherwise from the exercise by Purchaser or its agents or representatives of the right of access under this Section 2.3, provided that the foregoing indemnity will not apply with respect to pre-existing conditions, including any diminution in value resulting from the discovery thereof, or with respect to the acts or omissions of Seller, its property manager, or their respective agents, employees or contractors.

2.4      Objections to Title

(a)      Within five (5) days after the Effective Date, Purchaser will request that Title Company furnish to Purchaser at Purchasers’ expense an ALTA title insurance commitment bearing an effective date subsequent to the date of this Agreement issued by the Title Company covering the Real Property, binding the Title Company to issue a policy of title insurance with standard exceptions, in form approved for use in the State of North Carolina, in favor of Purchaser together with the best available copies of all documents (collectively, the “Title Exception Documents”) identified in such title insurance commitment as exceptions to title (collectively the “Title Commitment”). No later than four (4) business days prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller of any matters identified in the Title Commitment that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”).

(b)      Purchaser will not be required to object to, and Seller will be obligated to pay and discharge at the time of Closing, mortgages, deeds of trust, security agreements, construction or mechanic’s liens, tax liens (other than real estate taxes for the tax year in which Closing occurs) or other liens or charges in a fixed sum or capable of computation as a fixed sum caused, permitted or created by Seller (collectively “Mandatory Cure Items”).

(c)      In the event that there are obligations which Seller is obligated to pay or discharge pursuant to subsection (b) above, Seller may use all or a portion of any cash it may receive at Closing.

(d)      Seller shall not be obligated to incur any expenses to cure Purchaser’s Objections (other than Mandatory Cure Items) unless Seller agrees to cure such Purchaser’s Objection as hereinafter provided. Seller shall notify Purchaser within two (2) business days after receipt of notice of Purchaser’s Objections whether Seller agrees to cure such Purchaser’s Objections. If Seller notifies Purchaser in writing within such two (2) business day period that Seller agrees to cure such Purchaser’s Objection, Seller shall correct such Purchaser’s Objections on or before the Closing Date. In the event Seller fails to correct Purchaser’s Objections on or before the Closing Date after Seller’s notification to Purchaser of its intent to do so, said failure shall constitute a material default hereunder and Purchaser shall have the right, but not the obligation, to terminate this Agreement and shall be entitled to a full refund of the Deposit and shall be entitled to Purchaser’s other remedies for a Seller breach. If Seller does not notify Purchaser within such two (2) business day period of Seller’s agreement to cure such Purchaser’s Objections, Seller shall be deemed to have elected not to cure such Purchaser’s Objections (except for the Mandatory Cure Items). Purchaser shall provide notice to Seller prior to expiration of the Due Diligence Period that it is willing to waive such Purchaser’s Objections without any abatement in the Purchase Price or desires to terminate the Agreement and receive a prompt refund of any Deposit, and in the event Purchaser opts to terminate this Agreement, the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Purchaser shall provide any notice of waiver or termination within the Purchaser’s study period otherwise the right to terminate is waived.

(e)      Seller shall not, after the date of this Agreement, subject the Land to or permit or suffer to exist any liens, encumbrances, covenants, conditions restrictions, easements or other title matters as to the Land (collectively, “New Title Encumbrances”), other than those that may be required in the ordinary course of business, without Purchaser’s prior written consent which consent shall not be unreasonably withheld or delayed.

(f)      All title matters revealed by the Title Commitment and not objected to by Purchaser as provided above shall be deemed Permitted Title Exceptions

ARTICLE III - SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby warrants and represents to Purchaser as follows as of the Effective Date and as of the Closing Date:

3.1      Seller’s Authority

Each Seller is a Delaware limited liability company duly organized, validly existing under the laws of the State of Delaware, and is qualified to transact business in the State of North Carolina, as applicable. Seller has the power to execute and deliver this Agreement and each of the other documents and instruments to which it is a party and to consummate the transactions and perform its obligations contemplated hereby or thereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and/or limited partnership action of Seller.

The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not contravene, or constitute a default under any provisions of Applicable Law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or result in the creation of any lien or other encumbrance on any asset of Seller.

3.2      Non-Foreign Person.

Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended.

3.3      Bankruptcy.

No Act of Bankruptcy has occurred with respect to Seller or is contemplated or being considered by Seller.

3.4      Possession.

There is no tenancy or right of occupancy of the Property or any part thereof by any third party except for Hotel guests and TRS Lease.

3.5      Environmental Conditions.

To Seller’s knowledge, no Hazardous Materials are present on the Property in violation of any Environmental Requirements. There are no underground storage tanks or above ground storage tanks located on the Property.

3.6      Zoning and Other Applicable Laws

Except as disclosed in the Due Diligence Materials, Seller has not received any written notice from any Governmental Authority regarding any violation of any zoning laws or ordinances or other Applicable Laws regarding the Property.

3.7      Pending Litigation.

Except as disclosed on Schedule 3.7 attached hereto, there is no litigation, arbitration or administrative proceeding pending or, to the best of Seller’s knowledge, threatened which could have a negative material effect on the Real Property or any part thereof, or Seller’s ability to carry out its obligations hereunder, other than matters which are covered by insurance.

3.8      Claims Affecting Ownership.

Seller has not received any written notice of any claims that could materially adversely affect the ownership or right to possession by the Seller of the Real Property.

3.9      Operating Agreements, Occupancy Agreements and Personal Property Leases.

There are no Operating Agreements, Occupancy Agreements or Personal Property Leases except as set forth respectively on Exhibits B, C and D.

3.10    Advance Bookings.

All Advance Bookings will be disclosed in the Due Diligence Materials.

3.11    Employment Agreements.

There are no Employment Agreements in effect in respect of any employee or other personnel of the Hotel.

3.12    Title to Personal Property.

Except as to the Personal Property Leases, if any, Seller has clear title to the Personal Property free and clear of any liens or encumbrances.

3.13    Collective Bargaining Agreements; Union Activity.

There are no collective bargaining agreements in force with respect to the Hotel or employees or other personnel working at or on behalf of the Hotel. Seller has not received written notice, and has no knowledge, of any effort by or on the part of any such employees or other personnel to unionize or to certify a collective bargaining unit. From its inception through the present date, Seller’s hotel management agreement has not provided for, and does not provide for, the sponsorship of, participation in, or contributions to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is a multiemployer plan (as defined in section 3(37) of ERISA) or that is otherwise subject to Title IV of the ERISA. There is no lien pursuant to section 303(k) of ERISA or section 430(k) of the Code with respect to any of the Property.

3.14    ERISA.

Seller is not, and is not acting on behalf of, (i) an “employee benefit plan” as defined in Section 3(3) of the ERISA, that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or (iii) an entity deemed to hold plan assets of either of the foregoing pursuant to 29 C.F.R. Section 2510.101-3, as modified by Section 3(42) of ERISA.

3.15    Franchise Agreement.

The Franchise Agreement is in full force and effect, and Seller has paid and performed to date each and every obligation thereunder to be paid or performed by Seller. Seller has not received any written notice that Seller is in default under any provision of the Franchise Agreement.

3.16    Governmental Reports and Returns.

To the best of Seller’s knowledge, Seller has filed or caused to be filed in a timely manner all material reports and returns relating to the Property required to be filed by any applicable law or governmental regulation.

3.17    Authorizations.

To Seller’s knowledge, (i) Seller has obtained all Authorizations required in connection with Seller’s ownership of the Property and the operation of the Property as heretofore conducted by Seller, and (ii) the Authorizations are valid and in full force and effect, are not in default, and are without any delinquencies in the payment of any fees or costs associated with the Authorizations. Attached hereto as Schedule 3.17 is a true, correct and complete list of all Authorizations.

3.18    Due Diligence Material.

The Due Diligence Material made available to Purchaser constitutes true and complete copies of all such items as are in the possession or control of Seller or its hotel manager.

3.19    Patriot Act.

Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

3.20    Warranties and Guarantees.

Attached hereto as Schedule 3.20 is a true, correct and complete list of all unexpired Warranties and Guarantees.

ARTICLE IV - PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser hereby makes the following representations and warranties as of the Effective Date and as of the Closing Date:

4.1      Non-contravention.

The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under any provisions of Applicable Law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.2      Bankruptcy.

No Act of Bankruptcy has occurred with respect to Purchaser or is contemplated or being considered by Purchaser.

4.3      Purchaser’s Authority.

Purchaser has the power to execute and deliver this Agreement and each of the other documents and instruments to which it is a party and to consummate the transactions and perform its obligations contemplated hereby or thereby.

4.4      Non-Foreign Person.

Purchaser is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended.

4.5      Patriot Act

Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

ARTICLE V – CONDITIONS

5.1      As to Seller’s Obligations.

Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)	Purchaser’s Deliveries. Purchaser shall have delivered to Escrow Agent for the benefit of Seller, on or before the Closing Date, all of the documents and payments (including, without limitation, the Purchase Price) required of Purchaser under the terms of this Agreement.

(b)	Purchaser’s Representations and Warranties. Purchaser’s representations and warranties under this Agreement shall be true and correct in all material respects as of Closing.

Any condition precedent is intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

5.2      As to Purchaser’s Obligations.

Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent. In the event any of the aforementioned conditions precedent are not satisfied, Purchaser shall have the right, but not the obligation, to terminate this Agreement in writing to Seller and Purchaser shall be entitled to a full refund of the Deposit even if said termination occurs after the expiration of the due diligence period.

(a)	Seller’s Deliveries. Seller shall have delivered to Escrow Agent for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller under the terms of this Agreement.

(b)	Purchaser’s Representations and Warranties. Purchaser’s representations and warranties under this Agreement shall be true and correct in all material respects as of Closing.

(c)	Seller’s Obligation to Cure Title. Seller shall, on or before the closing, cure any of Purchaser’s Objections to title, in which Seller has agreed to cure pursuant to the terms set forth in Section 2.4 herein.

(d)	Issuance of Title Policy. The Title Company shall be unconditionally committed to issue the Owner’s Title Policy to Purchaser subject only to the Permitted Title Exceptions and including any endorsements or affirmative coverage with the Title Company agreed, prior to the expiration of the Due Diligence Period, to provide.

(e)	Purchaser shall have received the Franchisor Approval (as defined in Section 7.7), including a PIP approved by Franchisor and reasonably satisfactory to Purchaser.

Any condition precedent contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser.

ARTICLE VI- CLOSING

6.1      Closing.

The Closing shall occur on the date that is thirty (30) days following the expiration of the Due Diligence Period, unless Seller and Purchaser mutually agree in writing on an earlier date. Time is of the essence. If necessary, Purchaser may elect one fifteen (15) day extension of the Closing date by written notice to Seller during the thirty (30) day period following the expiration of the Due Diligence Period and by paying to Escrow Agent the Closing Extension Deposit, which Closing Extension Deposit shall be non-refundable to Purchaser (except as otherwise expressly set forth herein) but applicable to the Purchase Price at Closing. Closing shall be held in the office of Escrow Agent, though Closing may be effectuated by delivery of documents without in-person attendance by either Seller or Purchaser. Seller and Purchaser shall provide all documents properly signed and in recordable form, if necessary, to the Escrow Agent. Purchaser shall provide sufficient funds to the Escrow Agent in an amount necessary to pay the Purchase Price, prorations and adjustments and Closing costs and expenses. Seller and Purchaser shall execute any and all Closing Statements, Settlement Sheets, affidavits, certifications and other documents necessary to effectuate the Closing. Upon written authorization by Seller and Purchaser, or their designated agents, Escrow Agent shall, record the necessary documents, release the Purchase Price and any other funds to which Seller is entitled to, and disburse copies of all other documents to Seller and Purchaser. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items at the Closing and will make the appropriate adjustments with respect thereto.

6.2      Seller's Deliveries.

At the Closing, Seller shall deliver to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or where required sworn on behalf of Seller and shall be dated as of the Closing Date:

(a)	The Deed.

(b)	Such agreements, affidavits or other documents as may reasonably be required by the Title Company to issue the Owner’s Policy subject only to the Permitted Exceptions.

(c)	The FIRPTA Certificate.

(d)	The Bill of Sale-Inventory.

(e)	The Bill of Sale-Personal Property.

(f)	The Assignment and Assumption Agreements.

(g)	evidence of termination of the TRS Lease.

(h)	evidence of termination of Seller’s hotel management agreement.

6.3      Purchaser's Deliveries.

(a)	At the Closing, Purchaser shall deliver to Escrow Agent by wire transfer of immediately available federal funds the Purchase Price described in Section 2.2 hereof, less the Deposit and subject to prorations and adjustments set forth in this Agreement.

(b)	Such agreements, affidavits or other documents as may be reasonably required by the Title Company to issue the Owner’s Policy subject only to the Permitted Exceptions.

(c)	The Assignment and Assumption Agreements.

6.4      Mutual Deliveries.

At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a)	A final Closing Statement reflecting the Purchase Price and the adjustments and prorations required hereunder.

(b)	Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

(c)	Such other and further documents as may be reasonably required by Seller or Purchaser to carry out the intent and purpose of the Agreement.

6.6      Closing Costs.

Except for as otherwise set forth herein, each party shall pay its own legal fees and expenses. All state excise stamp taxes payable in connection with the Deed shall be paid by Seller. Seller shall pay the costs associated with any releases of any mortgages and other financing encumbering the Real Property. All recording fees and taxes due in connection with Purchaser’s mortgage shall be paid by Purchaser, and, except as set forth above with respect to state excise stamp taxes, Purchaser shall pay all other transfer, recording, documentary stamp, sales or other similar taxes and surtaxes due with respect to the transfer of the Deed or the Personal Property which are required to be paid under North Carolina law. Purchaser shall pay all costs for all premiums for the issuance of an Owner’s Title Policy and Lender’s policy and all required endorsements thereto (except those that are required to cure any of the Mandatory Cure Items), except that Seller shall pay for the title commitment on behalf of Purchaser. Closing charges of the Purchaser’s Attorney shall be paid by Purchaser. All other settlement fees and disbursement fees shall be paid in accordance with local custom.

6.7      Revenue and Expense Allocations.

The following items of revenue and expense shall be allocated as of 12:01 a.m. on the Closing Date:

(a)	Real estate taxes and personal property tax, if any, shall be prorated on a calendar basis, based on the most recent assessed valuation and tax rate information available, and otherwise in accordance with the custom and practice in Guilford County, North Carolina.

(b)	Municipal or other governmental improvement liens or assessments. Such liens or assessments shall be paid by Seller at Closing if the assessments were made prior to the Closing Date of this Agreement and the work was done or lien placed prior to the Closing Date. Any assessment and work performed prior to the Closing Date the cost of which is to be paid on an installment basis, Seller shall only be responsible for the payment of installments due prior to the Closing Date. Any other liens or assessments shall be the responsibility of the Purchaser as of the Closing Date to the extent the work has been authorized of public record on or subsequent to the Closing Date or the amount or any installment thereof is due and payable pursuant to the terms of the assessment or lien after the Closing Date. All special assessments levied after the Closing Date but payable in full or any installment thereof after the Closing Date of this Agreement shall be paid by Purchaser.

(c)	Utility Charges, including but not limited to, charges for water, sewer (public or private), gas, electric, fuel or heating oil, propane, cable TV, and internet access.

(d)	Seller shall terminate its insurance relating to the Hotel as of 12:01 a.m. on the Closing Date.

(e)	All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Except as provided to the contrary herein, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses (including unearned revenue and prepaid expense) for the period of time from and after and including) the Closing Date. All prorations and allocations shall be as of 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, all revenues attributable the night leading into the Closing Date will be allocated 50% to Seller and 50% to Purchaser. All housekeeping costs incurred prior to the Closing Date shall be borne by Seller. On the Closing Date, Seller will provide to Purchaser a then-current guest ledger (including Hotel guests checking out on the Closing Date) for revenue through the night prior to the Closing Date, and Seller will receive a credit at Closing for the aforesaid guest revenue through the night prior to the Closing Date, such that, from and after Closing, all revenue from then-current Hotel guests belongs to Purchaser. The revenue from guests who check in to the Hotel on the day of Closing shall be payable entirely to Purchaser. All adjustments shall be shown on the Closing statements or on a supplement thereto (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser for the Purchase Price. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated at Closing:

(1)	Current and prepaid rents, if any under the Occupancy Agreements and Advance Bookings, including, without limitation prepaid room receipts, function receipts and other reservation receipts, travel agent commissions and any sums payable pursuant to association rebate agreements shall be allocated and apportioned to the party entitled to the receipts or revenues giving rise thereto. Purchaser shall receive a credit for all room and other deposits previously paid to Seller and applicable to occupancy or function arrangements booked for dates as of or after the Closing.

(2)	Revenue and expenses under the Personal Property Leases and the Operating Agreements other than Seller’s hotel management agreement.

(3)	Prepaid advertising, permits and license fees, but only to the extent that such permits and licenses are transferrable to Purchaser and Purchaser is permitted to avail itself of the benefit of the prepaid fees.

(4)	All other revenues and expenses of the Property, including, but not limited to, such things as restaurant bar and meeting room income and expenses and the like.

(5)	At Closing, Purchaser will establish its own accounts with utility service providers in connection with the Hotel, including by funding utility deposits if required by the utility service providers, and Seller will be entitled to the return by the utility service providers of any utility deposits previously funded by Seller.

(6)	Purchaser shall receive a credit for all unredeemed gift certificates.

(7)	At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller, at face value all petty cash funds in the hands of Seller in connection with the Hotel guest operations at the Property. For purposes of this Agreement, transfer or sale at face value shall mean an amount equal to the total of all petty cash funds on hand and transferred to Purchaser. The purchase price of said petty cash fund as determined above, shall be paid to Seller at Closing by a charge to Purchaser increasing the Purchase Price.

(8)	Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

(9)	Prior to Closing, Seller shall pay out to employees any wages, vacation pay, pension, profit sharing and welfare benefits and other compensation and fringe benefits of all persons employed at the Property accrued as of the Closing Date, 12:01 a.m., including employment taxes or other fees or assessments attributable thereto; Purchaser shall be responsible for such items as shall accrue to persons employed at Property from and after the time of Closing. The Purchaser shall have no obligations or responsibilities for any such cost for the period prior to closing. Seller shall terminate all employees effective the Closing Date and said employees shall be rehired at Purchaser’s option.

(10)	Seller shall be required to pay when due all sales and occupancy taxes and like impositions currently through the night leading into the Closing Date; provided, however, that if any such amounts are in the nature of prepaid sums in respect of periods subsequent to the Closing, then such amounts shall be prorated as of the Closing Date.

(f)	If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal, property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or Purchaser with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.

6.8      Acquisition and Payment for Inventory.

Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller on the Closing Date (which purchase amount shall be paid by Purchaser in addition to the Purchase Price) all of Seller’s inventories of unopened cases of food and beverage in an amount equal to the cost that Seller paid therefor. Seller agrees to sell to Purchaser and Purchaser agrees to Purchase from Seller, cleaning supplies to include detergents, soaps etc., all other items of Inventory at no additional cost to Purchaser.

6.9      Acquisition and Payment for Guest Revenue

As set forth in Section 6.7(e), on the Closing Date, Seller will receive a credit at Closing for the then-current guest ledger (including Hotel guests checking out on the Closing Date) for revenue through the night prior to the Closing Date such that Purchaser will retain all Guest Revenue accruing and payable on and after the Closing Date.

6.10    Keys, Safe Deposit Boxes and Baggage.

At the Closing, Seller shall deliver to Purchaser:

(a)	All keys to all locks on the Property including but not limited to all keys to any safe deposit boxes at the Property which are not in use by guests at the Property;

(b)	Any receipts and/or agreements relating to safe deposit boxes at the Property being used by guests together with lists containing the name, address and room number of each such depositor; and

(c)	All baggage parcels, laundry or valet packages checked or left by guests of the Property with Seller prior to the consummation of Closing shall be listed in inventory to be prepared jointly by Seller and Purchaser or their respective agents at Closing. Seller shall indemnify and hold Purchaser harmless from any and all loss, cost, liability or expense including reasonable attorneys’ fees incurred in connection with any damage to or theft or other loss of any such baggage, parcels, laundry or valet packages prior to closing. Purchaser shall indemnify and hold Seller harmless from any loss, cost, liability or expense including reasonable attorneys’ fees incurred in connection with any damage to, theft or other loss of any baggage, parcels, laundry or valet packages after closing.

ARTICLE VII - GENERAL

7.1      Condemnation.

In the event of any actual taking, pursuant to the power of eminent domain, of all or any material portion of the Land, or of any portion of the Improvements, or of any access or parking, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Purchaser promptly after Seller learns or receives notice thereof.

If all or any material part of the Land, or any portion of the Improvements, or any access or parking, is, or is to be, so condemned or sold, Purchaser shall have the right to terminate this Agreement by written notice to Seller given within three (3) days following the final determination of the cost of such taking (as determined by Seller) and receive a prompt refund of Deposit. If Purchaser elects not to terminate this Agreement, then Purchaser shall be paid or assigned, as applicable, and all proceeds, awards and other payments arising out of such condemnation or sale and the Closing shall occur as set forth herein with no reduction in Purchase Price.

Until this Agreement is terminated, Seller shall not settle or compromise any such proceeding regarding the Land without Purchaser's written consent which shall not be unreasonably withheld, conditioned or delayed. If Purchaser elects to terminate this Agreement by giving Seller written notice thereof as set forth in this Section 7.1, then Purchaser shall receive a prompt refund of Deposit and all obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately.

7.2      Risk of Loss by Casualty.

The risk of any casualty loss or damage to the Property prior to the Closing shall remain upon Seller. If any casualty loss or damage to the Real Property of Improvements occurs prior to Closing (except to the extent caused by Purchaser or Purchaser’s Representatives in connection with Purchaser’s investigations hereunder), Purchaser shall have the right to terminate this Agreement by written notice to Seller given within three (3) days following a final determination of the cost of such casualty (as determined by Seller), Purchaser shall receive a prompt refund of the Deposit, and all obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. If Purchaser elects not to terminate this Agreement, Purchaser shall be obligated to close with no reduction in Purchase Price and all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Purchaser at Closing, and Purchaser will receive a credit against the Purchase Price at Closing in the amount of any applicable deductibles.

7.3      WARN.

Seller shall indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, penalties, damages, liabilities, actions, costs and expenses (including reasonable attorneys’ fees) under the Worker Adjustment and Retraining Notification Act, 29 U.S.C., Section 2101, et seq. (“WARN”) and similar state laws that are based on a “mass layoff” or “plant closing” occurring prior to or on the Closing Date.

7.4      Broker.

The parties hereto acknowledge that Seller has agreed to pay the fee or commission of Broker by separate agreement. Purchaser and Seller warrant and represent to each other that it has not dealt with any real estate broker other than Broker in connection with this transaction.

7.5      Confidentiality.

Except as hereinafter provided, from and after the execution of this Agreement, Purchaser and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who “need to know”, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, lenders, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction or as otherwise required by court order or applicable law.

7.6      Seller’s Accounts Receivable

Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller on the Closing Date Seller’s accounts receivable (which purchase amount shall be paid by Purchaser in addition to the Purchase Price). Purchaser shall pay for Seller’s accounts receivable (and Seller shall receive a credit at Closing) in an amount equal to (a) for Seller’s accounts receivable outstanding for a period of thirty (30) days or less (“0-30 Day AR”), ninety percent (90%) of the amount of such 0-30 Day AR; and (b) for Seller’s accounts receivable outstanding for a period of thirty (30) to sixty (60) days (the “30-60 Day AR”), fifty percent (50%) of the amount of such 30-60 Day AR. Seller’s accounts receivable outstanding for a period of ninety-one (91) days or more (the “91-Day AR”) shall not be purchased by Purchaser and shall be and remain the property of Seller subsequent to the Closing of the transaction contemplated hereby. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall remit to Seller any amounts received by Purchaser as payment for the 91-Day AR if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof (less credit card fees and other costs of collection) to Seller at the end of the week, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided, but Purchaser shall have no obligation to pursue and Seller reserves the right to collect the 91-Day AR by all means Seller deems appropriate, at no cost to Purchaser.

7.7      Franchisor Approval.

Within ten (10) business days following the Effective Date, Purchaser will file application with Franchisor and will use commercially reasonable efforts to procure Franchisor’s approval, in form reasonably satisfactory to Purchaser, of (a) either (i)the assignment of the Franchise Agreement to Purchaser and Purchaser’s assumption of the obligations under the Franchise Agreement accruing from and after Closing or (ii) a replacement franchise agreement between Purchaser and Franchisor for the Hotel, and (b) a PIP that is reasonably satisfactory to Purchaser (collectively, the “Franchisor Approval”). Seller will cooperate reasonably with Purchaser’s efforts to procure the Franchisor Approval, including by signing applications and delivering to Franchisor information as Franchisor may request. All costs and expenses in connection with the termination, modification or assignment of the Franchise Agreement, or in connection with the Franchisor Approval, or otherwise in connection with Purchaser’s agreement with Franchisor will be paid by Purchaser. Notwithstanding the foregoing Purchaser shall not request the modification, waiver, or amendment to any material provisions of the existing Franchise Agreement prior to or as a condition of Closing.

ARTICLE VIII - DEFAULT; TERMINATION RIGHTS

8.1      Default by Seller.

If Seller defaults and fails to perform its obligations hereunder, Purchaser may either: (a) waive the default and proceed to Closing; or (b) terminate this Agreement in which event Escrow Agent shall return the Deposit to Purchaser, Seller will reimburse Purchaser for all out-of-pocket costs incurred by Purchaser in connection with this Agreement and the transaction contemplated thereby not to exceed $50,000.00, in the aggregate, and neither party shall have any further rights or liabilities hereunder (except for those provisions which survive the termination of this Agreement).

8.2      Default by Purchaser.

If Purchaser defaults and fails to perform its obligations hereunder, and such failure continues uncured for a period of five (5) business days after notice from Seller to Purchaser thereof (provided, however, that no such notice or cure period will apply with respect to obligations to be performed by Purchaser on the Closing Date), Seller, at its option on account of such default, may (a) terminate this Agreement, in which event, if such default occurs after or continues beyond the expiration of the Due Diligence Period, Seller shall retain any Deposit previously paid by Purchaser with any interest (otherwise, the Deposit will be returned to Purchaser) and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Seller and Purchaser agree that in the event of a Purchaser’s default, Seller’s damages would be difficult, if not impossible, to quantify. Accordingly, Seller and Purchaser have agreed that the Deposit previously paid by Purchaser together with interest earned thereon represents a fair and reasonable approximation of Seller’s damages. Seller shall be entitled to the Deposit previously paid by Purchaser and interest thereon regardless of the amount of Seller’s actual damages; or (b) waive its right to terminate the Agreement as to that default only, and proceed to Closing in accordance herewith.

8.3      Costs and Attorneys’ Fees.

In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement resulting in any litigation, the prevailing party in such litigation shall be entitled to recover its reasonable costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels. The provisions of this Section shall survive the Closing or termination of the transaction contemplated hereby.

ARTICLE IX - MISCELLANEOUS

9.1      Completeness; Modification.

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2      Assignment.

Purchaser may not assign this Agreement or any of its rights or obligations hereunder without Seller's prior written consent, which consent may be withheld in Seller's sole and absolute discretion. Notwithstanding, Purchaser may assign or transfer its right, title and interest under the Agreement to any affiliate of Purchaser without the necessity of Seller’s consent, provided, Purchaser shall provide written notice of such assignment to Seller no later than ten (10) days prior to Closing.

9.3      Successors and Assigns.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4      Days.

If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar day and not business days.

9.5      Governing Law.

This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina. Seller and Purchaser agree that the state courts of Mecklenburg County shall have jurisdiction to hear and decide any dispute arising under the Agreement.

9.6      Counterparts.

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Each counterpart may be executed and delivered by facsimile transmission.

9.7      Severability.

If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8      Costs.

Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

9.9      Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service), sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below, or sent by facsimile or email, in which case notice shall be deemed delivered upon transmission. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to Seller:	William R. Elliott
Medalist Fund Manager, Inc.
1051 E. Cary Street, Suite 601
James Center Three
Richmond, VA 23219
Fax: (804) 344-5072
Email: bill.elliott@medalistprop.com

With a copy to:	D. Zachary Grabill, Esq.
Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, VA 23219
Fax: (804) 823-4099
Email: zgrabill@kv-legal.com

If to Purchaser:	[REDACTED]

With a copy to:	[REDACTED]

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

9.10    Escrow Agent.

Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own gross negligence or willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. Escrow Agent shall not be liable for Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed. Seller and Purchaser waive any conflict of intent or apparent conflict arising out of Escrow Agent acting as attorney for Receiver.

9.11    Incorporation by Reference.

All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.12    Survival.

The representations and warranties of Seller and Purchaser made in or pursuant to this Agreement shall survive Closing for a period of one year. All agreements to indemnify Seller and Purchaser made in or pursuant to this Agreement shall survive Closing.

9.13    Further Assurances.

Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.14    No Partnership.

This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.15    Time of Essence.

Time is of the essence with respect to every provision hereof.

9.16    Rules of Construction.

The following rules shall apply to the construction and interpretation of this Agreement:

(a)      Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)     All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)       The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)      Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.17    Email.

The parties agree that this Agreement may be transmitted between them by electronic mail (“Email”). The parties intend that emailed signatures constitute original signatures and that an emailed agreement containing the signatures (original or emailed) of all the parties is binding on the parties.

9.18    Memorandum Non-Recordation.

Neither Purchaser nor Seller shall record this Agreement or any memorandum of the terms hereof.

9.19    Reciprocal Indemnity.

(a)       Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees and other charges), (i) arising out of events, contractual obligations, acts or omissions of Seller or its agents that occurred in connection with the ownership or operation of the Property prior to the Closing, including employee wages and benefits, or (ii) arising out of damage to property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof or with respect to the Hotel’s operations at any time or times prior to the Closing or any claims for any debts or obligations incurred by Seller relating to the Property, or (iii) arising out of any Environmental Damages caused by Seller or its predecessors prior to Closing (provided, however, that Seller shall not have liability for any Environmental Damage arising from a condition of which Purchaser was aware prior to Closing). This provision shall survive Closing.

(b)      Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) (i) arising out of events, contractual obligations, acts or omissions of Purchaser or its agents that occur in connection with the ownership or operation of the Property after the Closing including employee wages and benefits, (ii) arising out of any damage to property or injury to or death of any person occurring on or about the Property or any portion thereof at any time after the Closing or any claims for any debts or obligations incurred by Purchaser relating to the Property; or (iii) arising out of any Environmental Damages caused by Purchaser after Closing. This provision shall survive Closing.

9.20    Operation of the Hotel.

Seller will continue to operate and maintain the Property in the same manner, including with respect to advance bookings and maintenance of Inventory levels, as it maintained the same prior to the date hereof and will keep the Property in its present state of repair subject to normal wear and tear, exercising the same degree of care in such matters as Seller has previously exercised.

9.21    Force Majeure.

In the event Purchaser, its agents, members, contractors, lenders, or assigns are prevented or delayed in the performance of any of the obligations under this Agreement, including but not limited to, the completion of due diligence, obtaining financing, or Franchisor Approval due to governmental restrictions, governmental office closures or other restrictive governmental action or governmental or regulatory agency rules, orders, mandates, ordinances or regulations imposed as a result of the novel coronavirus, Purchaser shall have the right, but not the obligation, to terminate this Agreement and shall be entitled to a full refund of the Deposit even if said termination occurs after the expiration of the Due Diligence Period. In the event Seller is unable to continue to operate the Hotel pursuant to Section 9.20 herein, whether said operations are disrupted in full or part, due to governmental restrictions or other restrictive governmental action or governmental or regulatory agency rules, orders, mandates, ordinances or regulations imposed as a result of the novel coronavirus, Purchaser shall have the right, but not the obligation, to terminate this Agreement and shall be entitled to a full refund of the Deposit even if said termination occurs after the expiration of the Due Diligence Period.

9.22    Exclusivity.

Seller will not solicit, make, accept, negotiate, provide information for, or otherwise pursue any other offers for the sale, joint venture, financing, recapitalization or purchase of the Hotel.

9.23    Joint and Several Liability.

Each of the entities comprising Seller will be jointly and severally liable for the liabilities and obligations of Seller hereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

MDR Greensboro, LLC,
a Delaware limited liability company

By:	/s/ William R. Elliott
William R. Elliott, Authorized Signatory

PMI Greensboro, LLC,
a Delaware limited liability company

By:	Peter Mueller, Inc.,
a Virginia corporation
Its:	Manager

By:	/s/ Kurt A. Schirm
Kurt A. Schirm, President

MDR Greensboro HI TRS, LLC,
a North Carolina limited liability company

By:	/s/ William R. Elliott
Name:	William R. Elliott
Title:	Authorized Signatory

PURCHASER:

[REDACTED]

By:	/s/ [REDACTED]
Name: